Natural Blue Resources Acquires

Eco Wave, LLC

  Wednesday, August 19, 2009, 9:45 am EDT

SALT LAKE CITY, UT (MARKET WIRE) August 19, 2009 Natural Blue Resources, Inc. (formerly Datameg Corporation, a Delaware corporation) (OTC BB:NTUR.OB - News) announced today that its wholly owned subsidiary of the same name completed the acquisition of Eco Wave LLC. "Eco Wave" holds the exclusive worldwide use and manufacturing license to patents for waste treatment and water purification for the intended use by NTUR.

Natural Blue's Chairman Toney Anaya commented, "The addition of this technology to our company positions us to be a global provider of water and waste treatment services. We look forward to implementing this exclusive technology as an integral part of our business strategy. "

Natural Blue is developing a water treatment and waste management strategy for the global market as well as researching other green and sustainable opportunities.

 Toney Anaya, the former governor of New Mexico serves as the company's Chairman and CEO. Paul Pelosi Jr serves as its President.

About Natural Blue Resources, Inc:

Natural Blue Resources, Inc. is a holding company. The Company’s wholly owned subsidiary of the same name is focused on developing affordable drinking water projects around the globe. The Company’s other wholly owned subsidiaries, Net Symphony Corporation and QoVox Corporation, design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice Over Internet Protocol (VoIP). For more information on our subsidiaries, visit our website at (naturalblueresources.com) or (netsymphony.com).

Safe Harbor Statement:

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products and technology changes. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Contact:

Natural Blue Resources, Inc.

(866) 739-3945